Exhibit 99.1 1 PARTICIPANTS Corporate Participants Jack Jancin – Senior Vice President-Corporate Business Development, Helen of Troy Ltd. Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd. Matt Osberg – Chief Financial Officer, Helen of Troy Ltd. Other Participants Robert Labick – Analyst, CJS Securities, Inc. Rupesh Parikh – Analyst, Oppenheimer & Co., Inc. Olivia Tong – Analyst, Raymond James Financial, Inc. Anthony C. Lebiedzinski – Analyst, Sidoti & Co. LLC Linda Bolton Weiser – Analyst, D. A. Davidson & Co. Steven L. Marotta – Analyst, C.L. King & Associates, Inc. MANAGEMENT DISCUSSION SECTION Operator: Greetings and welcome to the Helen of Troy Limited Second Quarter Fiscal 2023 Earnings Call. At this time all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder this conference is being recorded. I would now like to turn the conference over to your host, Jack Jancin, Senior Vice President Corporate Business Development for Helen of Troy. Please go ahead, sir. Jack Jancin, Senior Vice President-Corporate Business Development, Helen of Troy Ltd. Thank you, operator. Good morning, everyone, and welcome to Helen of Troy’s second quarter fiscal 2023 earnings conference call. On the call today with me are Julien Mininberg, our CEO, Matt Osberg, our CFO, and our COO, Noel Geoffroy. The agenda for the call this morning is as follows. I’ll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company’s CEO, will comment on the financial performance of the quarter and current trends. Then Mr. Matt Osberg, the company’s CFO, will review the financials in more detail and provide an update on our financial outlook for fiscal 2023. Following this, we will take questions you have for us today. This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from the actual results. This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other parties. The company cautions listeners not to place undue reliance on forward-looking statements or non- GAAP financial information. Before I turn the call over to Mr. Mininberg, I would like to inform all interested parties that a copy of today’s earnings release had been posted to the Investor Relations section of the company’s website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company’s homepage and then the Press Releases tab.

2 I will now turn the conference call over to Mr. Mininberg. Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd. Thank you, Jack. Good morning, everyone, and thank you for joining us today. Today, I would like to talk about our second quarter results, the changes we see in trends since our July call, the various factors leading to our revised outlook for this fiscal year, and to provide an update on our progress on the initiatives we announced in July. As a reminder those initiatives were to normalize our elevated inventory levels, launch a new corporate program to further improve our productivity and lower our costs, and move faster on several strategic changes and efficiency projects that we’ve identified in our Health & Wellness segment. Let me start with that update. Over the summer we built these initiatives into an overall restructuring project we are calling Pegasus. The basic idea of Pegasus is to significantly accelerate and amplify our transformation to provide a stronger platform for operating margin expansion, reduce inventory, raise return on invested capital, and improve cash flow. Pegasus is a multiyear initiative with a three-year arc designed not only to improve profitability but also help us more efficiently leverage our investment flywheel. As Pegasus generates savings we plan to invest a portion of those savings back into the business under our new and leaner cost structure. The timing and extent of the reinvestment will depend on the future macro conditions and on the opportunities that provide the most attractive return on investment. We believe this will also help generate more profitable growth once consumers’ patterns of consumption normalize and once retailer replenishment better aligns with sell-through. We came into the current environment with considerable momentum, an outstanding portfolio of leadership brands, outstanding people, and a powerful, positive culture. Like many other companies, we are addressing the difficult short-term macro deterioration, and in our case we are simultaneously and purposefully focusing on Pegasus to significantly improve what is within our control. The Pegasus steering team is being led by our COO, Noel Geoffroy, with the support of a premium global consulting firm as well as a dedicated internal core team. Strategically, Pegasus is intended to return Helen of Troy to the top quartile of our peer group on measures such as revenue and earnings per share growth, cash flow generation, and total shareholder return. Key initiatives in Pegasus include optimizing our brand portfolio, accelerating and amplifying cost of goods savings projects, enhancing the efficiency of our supply chain network, optimizing our indirect spending, streamlining and simplifying the organization, and reducing our inventory. Pegasus will also include initiatives to improve margins, growth rates, and brand portfolio in Health & Wellness. I am very confident that the major projects that make up Pegasus are the right ones. Starting with our brand portfolio, we have demonstrated our willingness to exit underperforming businesses such as mass market personal care when they are no longer right for our long-term portfolio, profitability, and growth targets. Pegasus includes a further look at our businesses through this lens. On the acquisition side, we have demonstrated our ability to deploy or redeploy capital on acquisitions that add fast-growing brands in on-trend categories. Recent examples include the ones made so far in Phase 2, Osprey, Curlsmith and Drybar, that are delivering on our strategy to further diversify our portfolio in outdoor and in prestige beauty. The cost of goods savings projects in Pegasus are intended to amplify and accelerate work already underway and identify new opportunities to better leverage our scale in procurement, supplier consolidation, and platforming technologies more rapidly and at lower cost.

3 Pegasus projects in other parts of our supply chain are intended to move faster on streamlining our distribution network and footprint. This will lower costs, free up capital, and accelerate our ability to capture the efficiencies of the state of the art automation and IT systems in our new distribution center. Selling down our elevated inventory of certain existing products will also contribute to capturing these efficiencies. The net effect of these supply chain and inventory changes will make a big difference to how quickly we can improve working capital and increase cash flow. The Pegasus initiatives on optimizing indirect spend will help us standardize and simplify in additional spend areas such as marketing, similar to what we have already done in IT and in other areas. The next round of optimization will also allow us to reapply best practices more quickly, better leverage purchasing power across business units, and further increase our focus on return on investment. By streamlining our organization, we believe we will be able to create further operating efficiencies through selective centralization that more easily allows us to leverage our scale, prioritize investment decisions across our business, and shift resources to the brands and projects we expect will have the greatest positive impact for our consumers and for our retail customers. Streamlining is also intended to help enhance our speed, collaboration, and reapplication of best practices as we get more leverage from further centralizing our shared services and free our business units to focus on even more consumer-centric innovation and brand building. Turning now to look at the quarter, despite the current challenges, we are pleased to report revenue growth and adjusted earnings per share in line with the quarterly outlook we provided in July. Stepping back to look at the first half of the fiscal year, we believe it is important to note that even with the various ups and downs from the pandemic over the past 2.5 years and the EPA matter, sales of our portfolio of organic and acquired Leadership Brands grew 40% in the first half of this fiscal year compared to the fiscal 2020 pre-pandemic year. As discussed in our April and July earnings calls we saw a notable change in consumer buying patterns beginning this March and April. This trend continued throughout the second quarter, accelerating in some categories, resulting in a larger overall slowdown in demand than we expected in our organic business. Consumers further tightened their purchasing patterns in some categories in response to higher than expected inflation on basics such as rent, gasoline, and food, and the impact of higher than expected interest rates rippling through the global economy. As a result of these changes in consumer purchase habits, most retailers slowed their repurchase orders and further adjusted their inventories and weeks on hand to match reduced sell-through. Within our diversified portfolio, we can see consumers generally trading down or delaying purchases in some discretionary categories, such as beauty appliances and home-related categories. With our portfolio intentionally built to focus on the better and best segments, changing consumer purchase habits have had an outsized negative impact on our revenues and market share in those categories. In some cases, our brands are a beneficiary of trade down such as in thermometers where sales of Vicks thermometers were strong in the second quarter and we grew market share significantly as consumers sought quality products from trusted brands whose lineups include lower-priced alternatives. Other discretionary categories such as outdoors and prestige beauty liquids are more on trend and performing much better. As example, demand for Osprey’s everyday travel packs was strong as was demand for Drybar and Curlsmith liquids.

4 As always, health care essentials such as thermometers and humidifiers trend with health care needs. And our health brands have the outstanding products, range of price points, and the trusted names consumers rely on to care for their families. Looking at our business segments, sales growth in the quarter was led by Health & Wellness, which increased 27.6%. We achieved significant sales growth in water purifiers, air purifiers, and humidifiers due to the EPA-related stop shipment actions in the prior year. PUR benefited from an uptick in category growth during the summer and back-to-school periods, and we have largely restored PURs shelf placements in brick-and-mortar and online. In humidification, Vicks grew share in both devices and consumables as we were able to put more product on shelves and meet incremental demand as consumers experienced a summer surge of Omicron and its variants. While we continued to see the US thermometer category decline off the historic high base set in the peak of the pandemic, our Vicks digital thermometers achieved strong revenue and share growth over the last 13-week period, as mentioned. With our Braun and Vicks thermometers both serving different consumer segments and both delivering healthy operating margins, the diversification of our product lineup between the two brands is a winning mix. Turning to Home & Outdoor, total sales increased 11.8%, which included the acquisition of Osprey. Sell-through for Hydro Flask grew modestly in the quarter, with strength in collegiate during the back to school period and strength in grocery. While the brand lost market share overall in the United States, online sales were strong, and we grew share at our largest online retailer. Internationally, Hydro Flask increased sales in Asia and in Canada, fueled by improved consumer demand. Looking ahead, we are focused on improving our DTC presence as we launch our new DTC platform this fiscal year. Osprey had a strong quarter, contributing $47.4 million in sales and remains on track to achieve our outlook range of $180 million to $185 million for the full fiscal year. As expected, OXO continued to face sell-through declines, similar to what we saw in the first quarter. The overall categories it competes in are generally declining from COVID-level peaks, as consumers shifted some of their spending away from home-related goods and adjusted their budgets to address inflation. Nonetheless, total sell-through for OXO remained solidly ahead of pre- pandemic levels. While we rarely mention specific retailer situations, given the developments at Bed Bath & Beyond during the quarter, we want to update you. Over the past few years we have decreased our concentration of business with Bed Bath & Beyond and are continuing to manage our credit exposure. That said, we are highly encouraged by their public statement emphasizing their refocus on leading power brands like OXO that have been so important to driving traffic and sales. We are highly supportive of their strategic return to what we believe contributed to the previous success of this iconic retailer. Regarding OXO, we are working closely with them at the highest levels. Turning to Beauty, core segment sales declined by 11% in the second quarter, primarily driven by continued softening in the hair appliance category off the high base of fiscal 2022. The overall hair appliance category has experienced a decline. We have lost some share in US mass merchandisers as consumers traded down in that channel, partially offset by growth in our largest online retail partner. On the prestige liquid side of beauty, Drybar continued to perform well, growing over the period in the prior year as we improved our supply to meet demand. Curlsmith performed in line with our

5 expectations for the quarter and remains on track to deliver its full year forecast. For Beauty, stepping back to look at Phase 2 to date, our focus on consumer-centric innovation, accretive acquisition in the Prestige segment and building a much more capable organization that leverages our global shared service platform has resulted in improved sales, profitability, and market share during the transformation. While the current environment is highly challenging we are working on new distribution and new products that we expect to serve as building blocks for the future. Looking at our international business, total net sales increased 27.4% over the second quarter of last year with particular strength in EMEA, Canada, and Asia. Growth primarily reflects the incremental sales from the acquisitions of Osprey and Curlsmith. The macroeconomic challenges outside of the United States are comparable to what we all see domestically, exacerbated by the further impact of the strong dollar and war related energy insecurity in Europe. These serve to exacerbate and escalate inflation and recession fears, causing shifts in consumer shopping preferences and higher price elasticities. We are responding by focusing our efforts on those opportunities that provide the biggest potential. We expect consolidated international sales growth in the second half of the fiscal year, primarily driven by Osprey. I would like to turn now to our revised full fiscal year 2023 outlook. The deterioration of macro trends, the trading down behavior impacting our portfolio, and share losses in some of our categories lead us to lower our organic revenue expectation and EPS outlook for the balance of the year. Our revised outlook includes our expectation for pressure on consumer spending and further retailer inventory corrections. With regard to the upcoming cough, cold and flu season, our guidance assumes a return to historical pre-pandemic incidence levels as adults spend more time traveling and in offices, as students return to in-person schooling, and as COVID restrictions are largely dropped in most parts of the world. Lastly, our outlook includes the impact of certain supply chain interruptions, particularly in select thermometer models where securing sufficient chip supply has been a challenge. We are being thoughtful about how we balance our short term profitability goals with our objective to preserve market share, putting ourselves in a better position to return to growth, especially once retailers’ replenishment patterns normalize to reflect the point of sale sell-through. Our brands have a long history of earning trust and winning with consumers. We remain focused on value reframing and on product innovation to ensure consumers continue to recognize the quality, features, and the benefits our brands provide. Stepping back, I remain highly energized and enthusiastic about our business and the choices we are making to position our company for continued long term leadership and profitable growth. We see Pegasus as a major catalyst to returning to top quartile financial performance. By streamlining our portfolio, costs, processes, and organization, we believe we can create significant value and are focused on doing so. We also expect to produce continued attractive returns from our strategic focus on consumer- centric product and commercial innovation, our disciplined investments in our Leadership Brands, international expansion, and new growth opportunities such as direct-to-consumer. With that, I would like to hand the call over to our CFO, Matt Osberg. Matt Osberg, Chief Financial Officer, Helen of Troy Ltd. Thank you, Julien. Good morning, everyone. I would like to begin with an overview of our second quarter results, then follow with the review of our updated fiscal 2023 outlook before wrapping up with more information on Project Pegasus.

6 Looking at our second quarter, despite the challenging economic environment, we were able to deliver results largely in line with our expectations. Our consolidated net sales increased 9.7% primarily driven by the contributions from the Osprey and Curlsmith acquisitions, as well as significant organic growth in the Health & Wellness segment driven by the adverse impact of the EPA matter in the prior-year period. Overall, organic sales were a drag on consolidated sales by 1.5 percentage points. This primarily reflects organic declines in the Beauty and Home & Outdoor segments due to lower consumer demand, shifts in consumer spending patterns, inventory adjustment by retailers, and $5.7 million in Personal Care sales in the base last year that we’ve subsequently divested. GAAP consolidated operating margin for the quarter was 9% of net sales. On an adjusted basis, operating margins declined 3.2 percentage points to 13.9% as operating leverage on higher sales and lower annual incentive compensation expense was offset primarily by higher outbound freight costs, increased marketing expenses, a less favorable segment mix, higher salary and wage costs, higher distribution expense and the unfavorable comparative impact of gains recognized on the sale of property and the North America Personal Care business in the prior-year period. The higher marketing expense primarily reflects increases due to the acquisitions of Osprey and Curlsmith and an increase in spending in Health & Wellness when we significantly reduced spending in the second quarter of last year due to the EPA matter. Adjusted operating margin was down in all segments for the quarter, with the most significant decline in Beauty, primarily reflecting unfavorable operating leverage, increased salary and wage costs, higher distribution expense, an increase in marketing expense and the unfavorable comparative impact of gains on sales of assets recognized in the prior-year period. In Home & Outdoor, as expected, the acquisition of Osprey was a drag on adjusted operating margin in the quarter. We continue to expect that Osprey operating margins will improve over time and will be above the company’s fleet average in fiscal 2025 and beyond. Adjusted operating margin for Health & Wellness declined as favorable operating leverage and lower personnel expense was offset primarily by the unfavorable comparative impact of tariff exclusion refunds received in the prior-year period, increased outbound freight costs, higher distribution expense, higher inventory obsolescence expense and higher marketing expense. We expect our initiatives under Project Pegasus will help improve both short and long-term profitability of the Health & Wellness segment. Net income was $30.7 million or $1.28 per diluted share. Non-GAAP adjusted diluted EPS decreased 14.3% to $2.27, primarily due to lower adjusted operating income in the Beauty segment and higher interest expense. Inventory was $643 million at the end of the quarter. We continue to expect total inventory to decline sequentially in the third and fourth quarters of this fiscal year to end fiscal 2023 flat compared to the end of fiscal 2022. Although cash flow this year will be somewhat dependent on our ability to lower our inventory, we continue to expect slightly negative free cash flow for the full fiscal year. We ended the quarter with total debt of $1.17 billion, an increase of $64 million from the first quarter of fiscal 2023, primarily due to capital expenditures related to our new distribution center and cash used for inventory. Our net leverage ratio was 3.16 times at the end of the second quarter. We continue to expect our leverage ratio to decline sequentially in the third and fourth quarters of this fiscal year to end fiscal 2023, with the leverage ratio in the range of 2.75 times to 3.0 times.

7 Now, turning to our revised outlook for the fiscal year. The current external operating environment has become even more challenging. As outlined in our earnings release, we have revised our full year outlook for fiscal 2023 downward for both sales and adjusted diluted EPS. Our revised sales outlook was primarily driven by expected further category decline and share loss in the beauty, appliance, and insulated water bottle categories due to trends in consumers adjusting their spending patterns in response to inflation and retailers further adjusting their inventories to better align with lower sell-through forecasts. Our sales outlook was also unfavorably impacted by ongoing supply chain disruptions for certain thermometers within our Health & Wellness segment and the unfavorable impact of foreign exchange rates. In regard to our exposure to changes in foreign exchange rates, approximately 12% of our net sales revenue was denominated in foreign currencies during the six-month period ended August 31, 2022. In that period, our sales have been unfavorably impacted by foreign currency fluctuations versus the prior year by $7.7 million or 0.8%. We have updated our revised outlook for the remainder of the fiscal year with the assumption that September 2022 foreign currency exchange rates will remain constant for the remainder of the fiscal year. In addition, we continue to use cash flow hedges to mitigate a portion of our exposure to changes in foreign currency. Our adjusted diluted EPS outlook is primarily being impacted by our expectation of lower sales volume, partially offset by lower annual incentive compensation expense and other cost reduction measures. For fiscal 2023, we now expect consolidated net sales revenue in the range of $2.0 billion to $2.05 billion, which implies a consolidated decline of 10% to 7.8% and a core decline of 8.6% to 6.4%. We are pleased that our previous sales expectations for both Osprey and Curlsmith continue to remain intact in our revised outlook. By segment, we now have the following net sales expectation. Home & Outdoor growth of 3.5% to 5.5% including net sales from Osprey of $180 million to $185 million; a Health & Wellness decline of 13% to 11%; and a Beauty Core business decline of 21% to 19%, including net sales from Curlsmith of $30 million to $35 million for the 10-month period of ownership in fiscal 2023. We now expect consolidated GAAP diluted EPS of $4.26 to $4.93 and consolidated non-GAAP adjusted diluted EPS in the range of $9.00 to $9.40, which implies a consolidated decline of 27.2% to 23.9% and a core decline of 26.1% to 22.8%. This includes an adjusted diluted EPS contribution from Osprey of approximately $0.35 to $0.40 and a pro rata fiscal 2023 contribution from Curlsmith of approximately $0.15 to $0.20. The decline in EPS contribution for Osprey versus our previous outlook primarily reflects the impact of higher interest expense due to our updated assumption of 450 basis points of interest rate increases in calendar year 2022. Although we expect to slightly expand gross margin in fiscal 2023, we estimate our consolidated adjusted operating margin will decline approximately 100 basis points with roughly the same year over year decline in each of our segments. The consolidated decline is expected to be driven primarily by a decrease in operating leverage, the net dilutive effect of inflationary price increases, the dilutive impact of the Osprey acquisition in the Home & Outdoor segment, higher distribution expenses, increased salary and wage costs, and an unfavorable product mix within the Health & Wellness segment. Our outlook for the estimated after tax impact of incremental inflationary costs declined slightly to approximately $55 million to $60 million, or approximately $2.25 to $2.50 of adjusted diluted EPS.

8 We continue to believe we can mitigate the majority of these costs by executing our playbook, which includes utilizing our contracted shipping rates, actions to implement productivity and COGS savings initiatives with our suppliers, as well as the price increases that are already in place. As an example, even as market variables such as container spot rates have declined versus peak levels earlier this year, we continue to purchase our sea freight below current spot rates due to favorable pre-negotiated contracts. Our outlook for interest expense is unchanged at $45 million to $47 million. While we now expect the Fed to increase interest rates by 450 basis points in calendar year 2022 ahead of our prior expectation, this is offset by the favorable impact of capitalizing interest costs related to the construction of our new distribution center. Due to the current highly dynamic market conditions and unique factors affecting the comparability to our prior year base, we are providing additional quarterly context for our current expectations of the net sales revenue and adjusted diluted EPS outlook. With regard to the quarterly cadence of the consolidated net sales outlook for the fiscal year, we now expect a mid-teen percent sales decline in the third quarter and a high-teen percent sales decline in the fourth quarter. As a reminder, the fourth quarter of last year included sales from certain retailers securing additional supply ahead of expected price increases, the favorable sales impact of health-related products from the initial Omicron wave, and approximately two months of sales from the Osprey acquisition. With regard to the quarterly cadence of the consolidated adjusted diluted EPS outlook for the year, we now expect a high 20s percent decline in the third quarter and a low 20s percent decline in the fourth quarter. Both quarterly declines are primarily due to lower sales volume, higher interest expense, and higher adjusted effective tax rate. As Julien mentioned in his remarks, during the quarter we focused on developing Project Pegasus, which is our global restructuring plan intended to expand operating margins through initiatives designed to improve efficiencies and reduce costs. Pegasus aims to further optimize our brand portfolio, streamline and simplify the organization, accelerate cost of goods savings projects, enhance the efficiency of our supply chain network, optimize our indirect spending, and improve our cash flow and working capital, as well as other activities. We have the following expectations for Pegasus: annualized pre-tax operating profit improvements of approximately $75 million to $85 million, which we expect to begin in fiscal 2024 and be substantially achieved by the end of fiscal 2026. The estimated cadence of the recognition of the savings will be approximately 25% in fiscal 2024, approximately 50% in fiscal 2025, and approximately 25% in fiscal 2026. Total profit improvements to be realized approximately 60% through reduced cost of goods sold and 40% through lower SG&A. Total one-time pre-tax restructuring charges of approximately $85 million to $95 million over the duration of the plan, which will primarily be comprised of severance and employee-related costs, professional fees, contract termination costs, and other exit and disposal costs. All operating segments and shared services will be impacted by the plan. We believe these initiatives will create operating efficiencies, expand our margins, and provide a platform to fund future growth investments. In addition, as part of Project Pegasus, we have begun implementing plans to reduce inventory levels, increase inventory turns, and improve cash flow and working capital.

9 Looking ahead, we are working hard to return to growth in fiscal 2024. Although it is difficult to predict the macroeconomic business environment and consumer purchasing behaviors we will encounter, I believe that the initiatives identified under Project Pegasus will help us offset some of the anticipated cost headwinds we expect to face in fiscal 2024 as we annualize higher interest rates, incur incremental depreciation for our new distribution center, and plan for higher annual incentive compensation expense. As we move into fiscal 2025 and 2026, Pegasus savings will provide additional opportunities for us to invest in our business as we continue to work to create long-term shareholder value. In conclusion, I am proud of how our teams are navigating a rapidly changing environment by focusing on serving our customers and consumers while actively identifying and acting on opportunities to reduce costs and increase efficiency. We will continue to balance the short-term, top-line and earnings pressure against investing in our most important transformation initiatives that feed our flywheel and drive long-term shareholder value. And with that I would like to turn it back to the operator for questions.

10 QUESTION AND ANSWER SECTION Operator: Thank you. At this time we’ll be conducting a question and answer session. [Operator Instructions] In the interest of time, we ask that you keep to one question each and invite you to rejoin the queue for additional questions. Our first question comes from the line of Bob Labick with CJS Securities. Please proceed with your question. <Q – Bob Labick – CJS Securities, Inc.>: Good morning. Thank you for taking our questions. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Good morning, Bob. Nice to talk to you. <Q – Bob Labick – CJS Securities, Inc.>: You as well. I wanted to start, I know this may be a little difficult to assess, but can you give us a sense of since the April guide how much of the change has been underlying demand versus the inventory corrections that we’ve seen as well? And then I guess your best assessment as to when retail order patterns may normalize or how you’ll know when they’ve normalized? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, it’s a great question as we work on this as well. It’s very tough to separate these two. Both are material and it’s hard to tell just because it’s a chicken and egg. The inventory corrections come based on the consumption and if the consumption is less than the retailer expected, which has been the case in some of our categories, then they then lower their repurchase rates and adjust their inventory, so the chicken and egg part. I think the easiest way to think about it is, in the end, it’s all consumption-driven because the retailers’ current order estimates are based on their sell-through rates. So, as we call the sell- through rates down a bit lower, there’ll be a bit more trade inventory that has to get worked through. From our standpoint, it backs up into our inventory, and then we work through ours. So, there’s a backup in that regard. In the case of the when, it’s hard to know just because there’s a lot of pressure on the financial health of consumers these days. So, the normalization, I think, is more about normalization of buying pattern, as opposed to normalization of buying volume. And it’s my belief – but this is not a well-vetted fact – that the consumer has very basic needs in the categories where we provide outstanding products. So, whether it’s the basics of Beauty, Beauty never goes out of style, consumers always want to look good, I’ve never met a woman that doesn’t, and the outcome is the needs are there, just fundamentally there. So, as consumers delay their purchases or even trade down, it doesn’t mean they don’t need it. It just means they don’t need it now or don’t want this high priced an item now. So, soon enough, I guess, is the answer there. In the case of healthcare, it really floats with incidents. So, this is more about the need based on how the sickness or the perceived threat of sickness is, and that makes people buy healthcare. Again, we have the best products, it’s well known from our market shares. You just saw the trade- down helped us, actually, on Vicks thermometers, helped us quite a lot, in fact, last quarter on market share as an example. In the case of the housewares versus the outdoors, the outdoors are on trend, so we don’t see a need to normalize there. It’s just doing well. And it’s not like it’s going to head down. It just didn’t go up so much or down so much. It’s just normal. In the case of the housewares side, same thing. Consumers have the fundamental need. A lot of that will depend how the holiday season goes in retail, a little bit for housewares, a little bit for Hydro Flask, which does have a gifting tendency, and to some extent for the beauty appliances that also have a gifting tendency. So that’s where the normalization will come from. In terms of how

11 quickly, I think it just depends on that consumer financial health and the sell-through rate of retailers as they work through their inventory. Operator: Thank you. Our next question comes from the line of Rupesh Parikh with Oppenheimer. Please proceed with your question. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Good morning. Thanks for taking my question. So just going to the back half guide on the top line, I was curious if you could just walk through the key puts and takes there, how you think about consumption, the inventory headwind. And then I have one follow-up question after that. <A – Julien Mininberg – Helen of Troy Ltd.>: Yes. It’s similar – yeah. Hi, Rupesh. Similar to Bob’s question, it’s going to depend on those same factors. What we’ve done here, and I think the listeners in the market in general should simply know that we’ve called down our expectations for consumption in the back half. And frankly, we were surprised the degree to which consumer slowed down in some of these particular categories. Just take Beauty for example. You hear a mixed message from the big retailers. They’ll tell you Beauty does well, but as you parse it out and ask which part of Beauty does well, you’ll find out that the liquids do well, but the appliances generally do well only in the lower price points. So for us with a good, better, best portfolio, the better and best gets hurt. The good needs to compete in those lower price points. So we’re making those types of assumptions for the back half, meaning that the liquids will continue to do well, which they are already. I call that out in my specific remarks just now. And in the case of the appliances we’re assuming that they’ll stay on this downward cycle for the rest of this fiscal year. And on the trade down side, we’re taking action on bringing in products that are more suited to those price points on the one hand. On the other hand, bringing some pretty cool new items as well, and stimulating the demand, just like we have in the past, with consumer-centric innovation on brands that we know people want. In the case of the retailer side, it’s very similar to the answer from Bob. On the financial health of the consumer, it’s very hard to say. It really depends on what the Fed does with the impact on consumers of interest rates and all the other macro stuff that people know. In our case, from a market share standpoint, you heard us speak a bit about that in my prepared remarks today. But there’s a lot of work going on to keep going on the subject of value reframing and to make sure our products are front and center with consumers, with the benefits and price points that we know they want today. Yeah. Noel, before we go to the next question, Noel, do you have any builds on the back half consumption expectations? Okay. Then we’re good, operator. Operator: Thank you. Our next question comes from the line of Olivia Tong with Raymond James. Please proceed with your question. <Q – Olivia Tong – Raymond James Financial, Inc.>: Thanks. Good morning. Want to think a little bit bigger picture about the outlook provisions, and your view on consumer sentiment and where retailers stand. So, my question first is just how, if at all, this has made you think about your portfolio, maybe taking a harder look at some of the categories you’re in, the price tiers that you’re in, whether there’s whitespace that you should be in, or areas where perhaps you should think about strategic alternatives for your business? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. It’s a great question, Olivia. We do this all the time, you’ve seen us from time to time make adjustments in our portfolio, either bringing things in or even pulling things out. And we’re not afraid to do either one. Just in Phase 2 alone, we’ve made a significant disposition when we took out the mass market, personal care liquids, but we added in the obvious three here: Drybar, Curlsmith, Osprey. So, we’re not afraid to move on this topic.

12 We are looking at our portfolio now through the same lens of what fits. What we’re not doing, though, is trading down our portfolio in the short term. I can’t say that from a consumer health standpoint that this too shall pass. For all I know, there’s a new lower normal for consumers. But I do know that pendulums swing, and our products are not only timeless from a branding and trust standpoint, but we work extremely hard to keep them front and center for consumer. We do want to increase the range of products that we have from the good, better, best portfolio because consumers are speaking on that topic. On the subject of what it means for the portfolio, we’re taking a look. We’re looking inside Health & Wellness. We made that specifically called out in our prepared remarks. That’s part of the Pegasus project. And in other parts of our portfolio, while we’re not looking as hard on what might not be right for our portfolio, we are looking at what might be right to add or to supplement in areas that we already play. And in terms of the big picture, I was going to use the moment to get a thought out, which is it’s not just that the brands are timeless. It’s that the work is specific on new products, specific on new marketing messages. I mean, we ourselves are specific on shifting resources within the products to favor the ones that have the best prospects. So, from a growth standpoint, there’s meaningful building blocks. I mean, just look at Beauty, Beauty alone has the opportunity to bring some lower priced innovations. And now it also has some significant new products that are headed to the marketplace, and you know that in the past we’ve innovated and benefited from those in Beauty specifically. If you look at Curlsmith and Osprey, they’re both organic. So, this idea of, hey, let’s look at the portfolio, we did, and then we went further in prestige liquids and outdoor, and what we believe is that they’ll continue to grow at a high-single-digit rate. That alone, just based on the projections that we’ve made for them, is another $20 million for next year. We also believe – but I can’t promise this – that the retailers won’t need to make the same inventory adjustments for next year because they already made them this year, and that alone is another building block. So, if you take good brands, new products, good messages, growth in the stuff that’s growing, and then new marketing messages and new firepower in the stuff that’s not, we like our prospects. Operator: Thank you. Our next question comes from the line of Anthony Lebiedzinski with Sidoti & Company. Please proceed with your question. <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: Yes, sir. Good morning and thank you for taking the questions. So, just first, you know... <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Hi, Anthony. Very nice to hear from you. <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: Hey – likewise and, yeah, good morning. And so I guess, in terms of the restructuring plan, can you just walk us through this? What’s the initial kind of low-hanging fruit, so to speak, there that you think will be kind of the easiest to achieve and kind of which areas will take more time to implement? <A – Julien Mininberg – Helen of Troy Ltd.>: Are you talking about growth, or you’re talking about Pegasus? <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: Pegasus. <A – Julien Mininberg – Helen of Troy Ltd.>: Pegasus. Yeah.

13 <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: So, just in terms... [indiscernible] (00:44:58) <A – Julien Mininberg – Helen of Troy Ltd.>: ...last year – I’m glad you’re asking about this. And, by the way, just so that the group knows, Noel, I have asked her earlier, she actually has a – she’s on the call, she has a technical problem. So, we’ll speak in her stead on some of these topics. But I assure you she’s on the call and highly focused on this. In the later follow-up call, she’ll be a front- and-center participant. On the subject of Pegasus, we’re very excited about this. And while it hasn’t come up in the questions, it’s prominent at Helen of Troy. We’re moving with speed. We’re moving with certainty. And we’re moving in the areas that we’ve chosen. To answer your question, the parts that are getting the most focus are the opportunities in cost of goods, the opportunities in distribution, efficiency improvements, bringing down inventory, and structural streamlining. So, if we just go through those quickly, on the subject of cost of goods, we see some significant upside on top of all the good stuff that’s been done during the transformation for many years. And there’s a whole another layer that we now have identified and are moving quickly to go. And I think some of those building blocks will come fairly quickly because of it. In the case of the distribution centers, it’s highly tied to inventory. So, as we bring our inventory down, the good stuff, meaning the benefits of the new distribution center, the DTC implementation speed and some other things will just go faster and help us from an efficiency standpoint. It may also allow us to free up some capital in the form of real estate that we may not need. And it gives us a flow-through in those warehouses that’s not only more efficient, but goes through systems that themselves have been upgraded and gives a double whammy in the good-guy sense. From a sourcing standpoint, as we diversify out of just China into more Mexico and Southeast Asia, the acceleration there, the currency stuff, use of our buying power, consolidation of suppliers, just as examples, these are, I don’t know, low-hanging fruit but big projects that are being worked out right now. Pegasus itself is a multiyear initiative. It has a three-year arc, but these things will come sooner. We’re looking at some aspects of SKU rationalization that will help from an inventory standpoint, etcetera. Now if you look at the process and streamlining stuff, as the organization streamlines and we’ve got some interesting ideas that we’re working aggressively now, that will give us the opportunity to interface the business units to the shared services in ways that just make us go faster, give the business units even more focus on the innovation and the brand building, which is their heart and soul, and gives more capability to the shared services. It’s just a more efficient matrix. So that’s the stuff that will come fastest. And then we just think it will build from there, throw good brands, a leaner cost structure, a flywheel that’s proven itself to have an ROI and then grow our operating margin and just do all of it faster. That’s the goal for Pegasus. Matt, do you have anything to add on that? <A – Matt Osberg – Helen of Troy Ltd.>: Yeah. Anthony, I think when you asked, you were saying what comes a little bit sooner, what comes later. I would say, as Julien talked about some of the things that are part of Project Pegasus, COGS savings will come later because those are things you got to identify, negotiate and then implement with your vendors and then sell-through and buy your inventory. So that’s just a longer tail on realizing some of those COGS savings, whereas more of the SG&A savings in the organization and maybe purchasing efficiencies can be realized sooner.

14 So in terms of, Julien said what are we working on, there’s a lot. But in terms of what might be flowing through the P&L sooner rather than later, that’s how you should think about it. Operator: Thank you. Our next question comes from the line of Linda Bolton Weiser with D.A. Davidson. Please proceed with your question. <Q – Linda Weiser – D. A. Davidson & Co.>: Yes. Hello. How are you? <A – Julien Mininberg – Helen of Troy Ltd.>: Hi, Linda. Always great to hear from you. Hope you’re well. <Q – Linda Weiser – D. A. Davidson & Co.>: So, yeah – yes, yes. I hope you are as well. So, I just had a question specifically on Hydro Flask. In your comments, you said in your commentary that the sell-through was up modestly in the quarter, but that didn’t really say anything about sales. Maybe sales were down or something. So, I’m just curious, like, what is going on exactly? So, is it the inventory reduction in the channels that we’re seeing for all the other categories? And if sell- through is kind of still pretty healthy, like why would there be the inventory reduction? And, like, what channel? Can you just give a little more flavor on what’s going on with Hydro Flask? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Understood. Yeah. This is a good question, and I’m glad we get the clarification out there, because I know folks are extremely interested in Hydro Flask, and there’s the mixed concept of sell-through and sell-in. And therefore our sales growth versus sell-through and also importantly, market share. So, the demand for Hydro Flask remains quite good. The market share is an up and down story. For example, in – I’m starting with the consumption here. For example online, in our biggest online retail customers picked up quite a bit of share in the last quarter alone. For the fiscal year-to-date, the total business is actually down slightly in share, but not much. It bounces around within two or three points over the last two years or so. And so, I would call it more of the same, some up, some down. In the case of the sell-in, the sell-in is slower, and that’s hurting our sales. And you say, well, wait a minute, if it’s selling out, why is it selling in slower? It’s because of that retailer inventory. And then retailers are making two adjustments. One, how quickly they replenish, and the other is how many weeks on hand they hold. So, in terms of replenishment, on a normal environment, the retailer will simply replenish to expected demand and actual consumption. In this environment, they’re replenishing to two bets. One bet is how much more demand will be in the future, and the other is how many weeks on hand they would like to have by the end of whatever period they’re buying into. So, take now that to specific retailers, each one is a slightly different story based on their strategy against those variables. And then separately, their expectations for the holiday season, which determines how much inventory they’d like to have on hand during that time in categories like this. And if you look at the fundamentals on Hydro Flask, they look phenomenal. Hydro Flask has its spring collection coming. That will be more of a Q4 and early Q1 story. There’s some new products there as well that we are excited about, and we’re also excited about the DTC prospects in Hydro Flask. I think there’s people on this call who say, oh, my goodness, I’ve been hearing that forever. What I’d like to say about that is it’s launching this fiscal year, and that will give us a long, long awaited bump on that topic and help us to catch up with competition who we believe is ahead of us in that area. And on the retailers themselves, they’re just not as aggressive on carrying the inventory, which makes the difference in our sales. And we’ve put that now into our forecast even further than we did before. That’s why you’re getting the mixed message.

15 Operator: Thank you. Our next question comes from the line of Bob Labick with CJS Securities. Please proceed with your question. <Q – Bob Labick – CJS Securities, Inc.>: Great. Thanks. Thanks for the follow-up here. Matt alluded to the inventory and some sequential improvements in the back half of this year. But maybe just to follow up a little more clarity, how much excess inventory do you estimate you’re carrying and what’s the kind of timing for normalization? Is that partially in the second half and then carry into fiscal 2024 or – so, how much excess inventory and when do you kind of get back to a normalized level then get all that cash out of inventory and onto the balance sheet? <A – Julien Mininberg – Helen of Troy Ltd.>: Sure. Yeah, it’s a great question. We look at it more about elevated inventory because – I know that you and others on the call remember – it was highly strategic to have more inventory during a period of much more supply chain uncertainty and elevated demand, and that helped enormously in fiscal 2021 and fiscal 2022. Coming into this fiscal year, the slowdown that we’re talking about is the highly pronounced and not as big as what we expected. So, it’s more of a – an elevated and carryover of inventory than an excess. In the case of how quickly it settles down, it really depends on all of this sell-through commentary that we have. And then, Matt, I don’t know how far you’d like to go to try to dimensionalize that for Bob on the subject of conversion to cash. But before I tip it to you, though, I do want to say that the efficiency of our distribution centers and the speed with which the Pegasus projects on that subject can realize their benefits, is highly benefited by the sell-down in inventory. So, Matt, maybe you have more on this? <A – Matt Osberg – Helen of Troy Ltd.>: Yeah. And, Bob, you picked up on it. I think we are expecting sequential declines in Q3 and in Q4 when we said getting to a place by the end of this fiscal that’s flat versus where we were at the end of last fiscal. But, as Julien pointed out, it is based on sell-through normalizing and seeing how we come out of the holiday period. As we look ahead, I still think that there is opportunity to realize more efficiency out of our inventory and further take that inventory down. I think that would happen throughout fiscal 2024 for us as we look ahead. So, I think there’ll be a big step for us getting from where we are now to the end of this year, and then another big step as we look into fiscal 2024. Operator: Thank you. Our next question comes from the line of Steve Marotta with C.L. King & Associates. Please proceed with your question. <Q – Steve Marotta – C.L. King & Associates, Inc.>: Good morning, everyone. <A – Julien Mininberg – Helen of Troy Ltd.>: Hi, Steve. <Q – Steve Marotta – C.L. King & Associates, Inc.>: ... in the prepared remarks – hi, Julien. Good morning. In the prepared remarks there is commentary around the potential of sales growth, or at least the plan for it in fiscal 2024. And I know without giving specific guidance, can you talk a little bit about what might have to happen for that to occur or for that to be planned for? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. This is a great question. As you called out, it’s awfully hard 18 months out, meaning the midpoint of this fiscal year through the end point of next fiscal year to predict the sales growth. We have our normal budget cycle and all of that. So this is more of a spring thing than it is – a spring 2023 discussion than a fall one. But to try to dimensionalize for you, let me give you a couple here and some near-term and some longer term. Just start with the current holiday season. There are programs in the key retail partners in hair appliances, also for Hydro Flask and to some degree for OXO. In addition, Hydro Flask, I just talked

16 through some of the building blocks with Linda and as I mentioned before, that spring seasonal reset of new line products is really more of a Q1 thing, so that will be a more fiscal 2024 than it is fiscal 2023. The new direct-to-consumer program especially focused on Hydro Flask, but frankly, not just Hydro Flask, it will expand into beauty as well and into OXO because we’re building a pretty awesome platform and that platform gets to scale as we bring those new tools online. It’s pretty awesome. And the point about it is that’s a fiscal 2024 good guy. The Beauty innovations, there’s some pretty sexy stuff coming. Start with a few items that are meaningful from a consumer standpoint. I don’t think that there’s a person on this call who enjoys the loud sound of a hair dryer. And while many hair dryers have different tones of sound, few of them are meaningfully quieter than others. And yet we’re bringing a product that does not sacrifice on power, but does improve on that timeless vector of quietness. There’s another – on the one-step franchise for Beauty, especially on Revlon now, where we’ve had enormous success, but now thinking the curling and drawing area, as opposed to the volumizer and drying area. So, excited – like this in a big way. Then you look at the health and wellness stuff, some of that is seasonal, right? It depends on the cough and cold and all of that, and Omicron has been up and down, so as Delta before that. So, it’s hard to predict a big driver, just let the seasonality play through. But the point is when people get sick, we have exactly what they want and our market shares prove it. And lastly, on the subject of the retail trade, there’s an inherent building block, which is, I mentioned before, they are unlikely to need to do an inventory correction of this size again, because you bring it down, then it’s down. Only thing that would make that happen is if the consumer falls off the cliff from a financial health standpoint, and I don’t think anybody is expecting it to go so low, that you’d get something of same size as what happened this year. So, there’s an inherent building block of not having to anniversary that with another decline of the same size. So, these things are all good guys. Then you take the international aspect, there’s certain countries, products, categories that we’re excited about, and then the classic stream of innovation that always comes from our products, all of these make a big difference for us. So, that’s enough in our view to be optimistic about returning to growth on the top line, and yet we’ll have to go through the budget process, the sizing, all of that, and how much we can afford to put our shoulder behind it, which depends quite a lot on how quickly we can realize the savings from Pegasus. Operator: Thank you. Our next question comes from the line of Linda Bolton Weiser with D. A. Davidson. Please proceed with your questions. <Q – Linda Weiser – D. A. Davidson & Co.>: Hi. <A – Julien Mininberg – Helen of Troy Ltd.>: [indiscernible] (00:58:58) <Q – Linda Weiser – D. A. Davidson & Co.>: We – hi. We had some questions from investors about the general situation with the price increases. I guess investors are suspecting that some of the price increases that have been taken will have to be rolled back. Are you seeing that happen and can you just kind of comment on the whole pricing situation? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Consumers are less financially healthy than before in general. There’s pockets, right? Some groups of consumers different than others. But the inflation is nobody’s friend. So, to the extent that our price increases add to it then, in that way, the prices are not the friends of purchases. That said, costs are up, so are salaries. Real incomes, they benefit from the wage increases, but also get eaten away by the inflation. So, the consumer’s actually a bit worse off in general, on average. I think 8% inflation, but maybe not 8% salary increase for everyone. And so from the standpoint of pricing pressure, it’s there.

17 In terms of our prices, in general, our prices have stuck, and it’s our intention to try to continue that. And that said, we will adjust as needed to protect our market share. And the marketplace is strong on that subject. It moderates, there’s a buy and demand and price to get to the new normal. So, we’ll do what we have to do. And then in certain pockets we’re testing what would happen if we did a bit less on price. And in other areas we’re sticking fast to find out where that new normal is. Operator: Thank you. Ladies and gentlemen, that concludes our question-and-answer session. I’ll turn the floor back to Mr. Mininberg for any final comments. Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd. Yes. Thank you, operator. Thank you, everybody, for being on the call today. I hope people walk away with the key messages around where we are on our outlook for fiscal 2023, which is to take a good, hard look at the trends that we’ve seen, own, frankly, and embrace the facts of where we are in terms of market share, inventory and some of the other things that I mentioned that are unique to Helen of Troy in our comments earlier today and in these answers. And then I hope people see the power of what we’re trying to do with Pegasus. Pegasus is revolutionary. We’ve not done a restructuring of this size in almost a decade and what it’s going to do for us as outlined in the call is generate significant savings that we’ll use to refuel that flywheel and bring what I hope will be the best is yet to come. And that is very much our intention, and to act with speed. So with that, we look forward to talking to many of you in the coming hours actually, in the next couple of days, and I’m sure we’ll meet with many of you as we’re now out of our quiet period and answer all of your questions. Hope you have a wonderful day. Thank you. Operator: Thank you. This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.